CONFIDENTIAL

Exhibit 10.6

SUPPLY CHAIN SERVICES AGREEMENT

By and Between

Hawaiian Telcom MergerSub, Inc.

And

Sprint North Supply Company

December 10, 2004

CONFIDENTIAL

SUPPLY CHAIN SERVICES AGREEMENT

THIS SUPPLY CHAIN SERVICES AGREEMENT (the “Agreement”), dated as of the Effective Date, is between HAWAIIAN TELCOM MERGERSUB, INC., a Delaware corporation (“Hawaiian Telcom”), and SPRINT NORTH SUPPLY COMPANY, an Ohio corporation (“Supplier”).

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WHEREAS, Supplier desires to provide to Hawaiian Telcom, and Hawaiian Telcom desires to obtain from Supplier, the supply chain services and related services described in this Agreement on the terms and conditions set forth herein;

WHEREAS, Hawaiian Telcom and Supplier have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship described in this Agreement.

NOW, THEREFORE, in consideration of the obligations set forth below, Hawaiian Telcom and Supplier agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1        Definitions.    The terms used in this Agreement with initial capital letters have the meanings set forth in Exhibit 1 unless expressly defined in the body of this Agreement.

1.2        Interpretation.

(a)        The Exhibits attached to this Agreement are hereby incorporated into and deemed part of this Agreement. All references to “Agreement” herein include the Exhibits to this Agreement. All references to “Exhibits” herein include the attachments to such Exhibits.

(b)        The headings preceding the text of Articles, Sections and the headings to Exhibits, the table of contents and the table of Exhibits included in or attached to this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c)        Any reference to an Exhibit, Section or Article shall be to such Exhibit, Section or Article of this Agreement, unless otherwise expressly specified.

(d)        The use of the terms “including,” “include” or “includes” shall in all cases herein mean “including without limitation,” “include without limitation” or “includes without limitation,” respectively.

(e)        The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of

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the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement.

1.3        Order of Precedence; Other Terms.    Except as otherwise expressly specified in the body of this Agreement or in an Exhibit, in the event of a conflict, ambiguity or inconsistency between the provisions in the body of this Agreement and any Exhibit, the provisions in the body of this Agreement shall prevail to the extent of such conflict, ambiguity or inconsistency. The provisions in the body of this Agreement and its Exhibits shall govern all transactions between the Parties regarding the Products and the Services. No terms on any purchase orders or similar communications between the Parties shall govern any transaction between the Parties relating to the Products or the Services, except for terms on such communications specifying the quantity and type of Products ordered, special packing or shipping instructions, delivery date (without limiting Supplier’s Service Level obligations), and the destination point for ordered Products.

2.	Term

2.1        Initial Term.    The initial term of this Agreement shall commence on the Effective Date and continue for 5 years thereafter, and for any renewal or extension period agreed by the Parties, or until this Agreement is terminated in accordance with its terms (“Term”).

2.2        Renewal Terms.    At least 12 months prior to the expiration of the Term, Supplier shall provide to Hawaiian Telcom the terms, conditions and pricing that Supplier proposes would apply to any renewal term of this Agreement.

3.	SERVICES

3.1        Services Defined.    The Services include the following:

(a)        the services, functions, and responsibilities described in the Agreement;

(b)        the services, functions, and responsibilities routinely performed prior to the Commencement Date by or on behalf of Hawaiian Telcom with respect to the shipment and inventory management of the Products, which services, functions or responsibilities were displaced or transitioned as a result of this Agreement; provided that such service, function or responsibility is reasonably related to the services described in this Agreement;

(c)        the services, functions, and responsibilities that are of a nature and type that would ordinarily be performed by the organization or part of the organization performing services similar to the Services within a company in the telecommunications industry, even if not specifically described in the Agreement; and

(d)        any services, functions, and responsibilities not specifically described in the Agreement but that are required for the proper performance and provision of the services, functions, and responsibilities described above.

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3.2        Commencement and Mobilization.

(a)        Commencement.    Supplier shall be responsible for providing all Services as of the Effective Date, except as expressly provided in Exhibit 3.

(b)        Mobilization Services.    Supplier shall perform the Mobilization Services in accordance with the Mobilization Plan set forth on Exhibit 8 (“Mobilization Plan”) without causing a material disruption to Hawaiian Telcom’s business. Supplier shall designate an individual who shall be responsible for managing and implementing the Mobilization Services (the “Supplier Mobilization Manager”). Until the completion of the Mobilization Services, the Supplier Mobilization Manager shall review with Hawaiian Telcom the status of the Mobilization Services in accordance with the Mobilization Plan and, in addition, as often as may be requested by Hawaiian Telcom.

3.3        Product Listing Updates.    Hawaiian Telcom may update and modify the Product Listing set forth on Exhibit 2. Any products added to such updated or modified listing shall become “Products” under this Agreement, and Supplier shall procure such products for Hawaiian Telcom in accordance with the terms of this Agreement, including Service Levels, provided that: (i) for new Products identified as “WL” or “CI” on the Product Listing, Service Levels shall apply beginning 6 weeks after the date such Products are added to the Product Listing; and (ii) for new Products identified as “ML” in the Product Listing, the Service Levels shall apply from the date such Products are added to the Product Listing. The unit prices Supplier offers to Hawaiian Telcom for products added to the Product Listing shall be in accordance with Section 10.10.

3.4        Authorized Users; Cooperation.    Supplier shall provide the Services to Hawaiian Telcom and, upon Hawaiian Telcom’s request, to any Hawaiian Telcom subsidiary or Affiliate, under the terms and conditions of this Agreement, subject to such subsidiary or Affiliate meeting Supplier’s standard creditworthiness criteria; provided that if such entity fails to meet such criteria and Hawaiian Telcom guarantees payment by such entity, Supplier shall perform the Services for the entity regardless of the entity’s credit status. In addition, Supplier shall provide reasonable cooperation and assistance to any third party vendors or customers of Hawaiian Telcom or its Affiliates as necessary to facilitate Hawaiian Telcom’s business relationship with such third parties.

3.5        Technology.    Supplier shall support all of the technologies identified in the Agreement or employed by Hawaiian Telcom and related to the Services as of the Effective Date, and will provide reasonable support for new technologies implemented by Hawaiian Telcom. Supplier shall be proactive in identifying and offering to Hawaiian Telcom opportunities to implement new technologies that will improve Supplier’s service and support at a reduced cost.

3.6        Non-Exclusivity.    Nothing in this Agreement shall be construed as a requirements contract, and notwithstanding anything to the contrary contained herein, this Agreement shall not be interpreted to prevent Hawaiian Telcom from obtaining from third parties, or providing to itself, any or all of the Services or services similar thereto.

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3.7        Resources.    Except as expressly provided otherwise in this Agreement, Supplier shall provide at its cost and expense all facilities, assets, and resources (including personnel, equipment, software, travel and other expenses, etc.) necessary to perform the Services and otherwise meet its obligations under this Agreement.

4.	ACQUISITIONS AND DIVESTITURES; COOPERATION

4.1        Acquisitions.    If Hawaiian Telcom acquires a business unit, Supplier shall, upon Hawaiian Telcom’s request, provide acquisition support (including assessments, transition planning and migration support) and subsequently provide any or all of the Services, as specified by Hawaiian Telcom, for the acquired entity under the terms and conditions (including pricing) of this Agreement.

4.2        Divestitures.    If Hawaiian Telcom divests a business unit, Supplier shall, upon Hawaiian Telcom’s request, provide any or all of the Services, as specified by Hawaiian Telcom, to such divested entity for up to 12 months after such divestiture under the terms and conditions (including pricing) of this Agreement, subject to such entity meeting Supplier’s standard creditworthiness criteria; provided that if such entity fails to meet such criteria and Hawaiian Telcom guarantees payment by such entity, Supplier shall perform the Services for the entity regardless of the entity’s credit status. In addition, the Supplier will provide transition support services to Hawaiian Telcom and the acquiring entity similar to those described above for acquired entities.

5.	NEW SERVICES

5.1        New Service Requests.    If Hawaiian Telcom requests a New Service, Supplier shall promptly provide a proposal with respect to such request that identifies: (i) the services, functions and responsibilities Supplier anticipates performing in connection with the New Service; (ii) a mobilization plan with respect to the New Service; (iii) Supplier’s fees for such New Service, including a detailed breakdown of such fees; (iv) if applicable, a list of any additional equipment and service locations to be used in connection with such New Service; (v) any necessary alterations or additions to the terms of this Agreement; (vi) proposed service levels for the New Services; and (v) any other information requested by Hawaiian Telcom.

5.2        Performance.    Supplier shall not begin performing any New Service until Hawaiian Telcom and Supplier have agreed upon the terms for such New Service and Hawaiian Telcom has provided Supplier with written authorization by executing the New Service Proposal with respect to the New Service. Any New Service performed by Supplier without such advance agreement to terms and authorization shall be deemed part of the Services without incremental charge.

5.3        Charges for New Services.    Supplier’s charges and fees specified in any New Service Proposal shall be no more than the charges and fees for such services that Supplier provides to other Supplier customers (excluding Affiliates of Supplier) that are acquiring services of similar type, in similar volumes, and on similar terms as Hawaiian Telcom.

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6.	SERVICE LEVELS.

6.1        Service Levels.    Supplier shall perform the Services that have corresponding Service Levels in accordance with Exhibit 3. Supplier shall perform all Services that do not have defined Service Levels in a manner consistent with industry standards and shall use all reasonable efforts to perform such Services at levels that equal or exceed the level of service being provided by Hawaiian Telcom prior to the Commencement Date. Hawaiian Telcom may add, delete and adjust the Service Levels in accordance with Exhibit 3.

6.2        Root-Cause Analysis.    After each Supplier failure to provide Services in accordance with the applicable Service Levels, Supplier shall, as soon as reasonably practicable but no later than 10 days after the end of the month in which such failure occurred, (i) perform a root-cause analysis to identify the cause of such failure, (ii) provide Hawaiian Telcom with a report detailing the cause of, and procedure for correcting, such failure, and (iii) upon Hawaiian Telcom’s approval of such corrective procedure, implement such procedure.

6.3        Measurement and Monitoring Tools.    Supplier shall implement the measurement and monitoring tools and procedures required to measure and report Supplier’s performance against the Service Levels. Such measurement and monitoring Tools and procedures are set forth in Exhibit 3 and shall as of the Commencement Date (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (ii) be subject to audit by Hawaiian Telcom or its designee. Supplier shall provide Hawaiian Telcom and its designees with information and access to such measurement and monitoring tools and procedures upon request for inspection and verification purposes. Supplier shall provide to Hawaiian Telcom monthly Service Level reports that demonstrate Supplier’s performance against the Service Levels. Such reports shall be in a form and format approved by Hawaiian Telcom.

7.	BENCHMARKING.

7.1        Benchmarking Overview.    The Benchmarking Process shall be conducted a time and with regard to the portion of the Services specified by Hawaiian Telcom by a Benchmarker chosen by Hawaiian Telcom from the list of approved Benchmarkers specified on Exhibit 7. If the Benchmarkers are no longer providing the services required to conduct the Benchmarking Process at the time Hawaiian Telcom elects to conduct the Benchmarking Process, the Parties shall promptly designate a replacement Benchmarker. If the Parties do not agree within 15 days on a replacement Benchmarker, Hawaiian Telcom shall designate the Benchmarker in its sole discretion, provided that such Benchmarker may not be a competitor of Supplier. Supplier shall at its expense cooperate with and assist the Benchmarker and any other third parties involved in the Benchmarking Process, including providing information relating to the provision of the Services (subject to reasonable confidentiality restrictions), as requested by Hawaiian Telcom or the Benchmarker.

7.2        Benchmark Results Review and Adjustments.    Hawaiian Telcom and Supplier shall review the Benchmark Results during the Benchmark Review Period. If any Charges paid by Hawaiian Telcom to Supplier are higher than the applicable fees contained in the Benchmark Results, Supplier shall then reduce the Charges in a manner that eliminates such variance for the benchmarked period and thereafter. In addition, if any Service Levels are lower than the applicable service levels contained in the Benchmark Results, Supplier shall either increase the Service Levels to match the applicable service levels contained in the Benchmark Results, or

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reduce its Charges proportionately to adjust for the difference between the Service Levels and the applicable service levels contained in the Benchmark Results. In no event will Supplier increase the Charges as a result of any benchmarking.

8.	SERVICE LOCATIONS; HAWAIIAN TELCOM SYSTEMS.

8.1        Service Locations.    The Supplier will maintain and enforce, at the facilities from which the Services are provided, safety and physical security procedures that are at least equal to industry standards for locations similar to the Supplier’s locations.

8.2        New Service Locations.    If Supplier intends to provide Services from locations other than the locations from which Supplier provides the Services as of the Effective Date, Supplier shall provide written notice of such new service location to Hawaiian Telcom, which notice shall include a description of any effect the change in location, or additional location, will have on the Services or on Hawaiian Telcom. In no event shall any change in service locations or additional service locations result in an increase in the Charges or a reduction in Service Levels or cause Hawaiian Telcom to incur any additional expense. Supplier shall be responsible for any incremental Hawaiian Telcom cost or expense related to any change in, or additional, supplier locations, including any additional taxes that result from Supplier’s relocating or rerouting the delivery of Products or Services to, from, or through a new location.

8.3        Access to Hawaiian Telcom Systems.    If Hawaiian Telcom grants Supplier access to any Hawaiian Telcom systems, such access shall be solely for purposes of performing the Services, and Supplier’s access shall be limited to those systems specified by Hawaiian Telcom. Supplier’s access shall be subject to such business control and information protection policies, standards, and guidelines as may be provided to supplier by Hawaiian Telcom from time to time. Any other use by Supplier of any other Hawaiian Telcom assets or property or systems is prohibited.

9.	SUPPLIER STAFF.

9.1        Supplier Account Manager.    Supplier shall appoint an individual (the “Supplier Account Manager”) who from the date of this Agreement shall serve as Hawaiian Telcom’s single point of contact with respect to the Services. The Supplier Account Manager shall (i) have overall responsibility for managing and coordinating the performance of Supplier’s obligations under this Agreement and (ii) be authorized to act for and on behalf of Supplier with respect to all matters relating to this Agreement, including promptly escalating issues to the appropriate level of management and reporting back to Hawaiian Telcom with resolutions to such issues .

9.2        Local Manager.    Supplier shall designate an individual to be located in Hawaii to be the local manager for the Hawaiian Telcom account (the “Local Account Manager”).

9.3        Single Points of Contact.    Supplier shall designate individuals to be single points of contact for each Product.

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9.4        Key Supplier Personnel.

(a)        Collectively, the Supplier Account Manager, the Local Account Manager, the Supplier Mobilization Manager, and the single points of contact for each Product are “Key Supplier Personnel.”

(b)        Before assigning an individual to a Key Supplier Personnel position, whether as an initial assignment or as replacement, Supplier shall (i) notify Hawaiian Telcom of the proposed individual, (ii) introduce the individual to a representatives of Hawaiian Telcom designated by Hawaiian Telcom, (iii) provide Hawaiian Telcom with a resume and any information regarding the individual that may be requested by Hawaiian Telcom, and (A) with respect to single points of contact, consult with Hawaiian Telcom regarding such assignment and consider in good faith Hawaiian Telcom’s recommendations and objections with respect to such assignment, and (B) with respect to the Supplier Account Manager, the Local Account Manager, and the Supplier Mobilization Manager, obtain Hawaiian Telcom’s approval for such assignment.

(c)        If Hawaiian Telcom in good faith desires to have any Key Supplier Personnel removed from Hawaiian Telcom’s account, Hawaiian Telcom shall notify Supplier of such fact and Supplier shall investigate Hawaiian Telcom’s stated reasons for the removal and present its findings to Hawaiian Telcom within 10 days after Hawaiian Telcom’s notification. The Parties shall review the findings within 5 days after they are presented to Hawaiian Telcom, or such other time designated by Hawaiian Telcom. With respect to Key Personnel that are single points of contact, if after such review the Parties cannot agree on the removal of such personnel, the Parties shall follow the expedited dispute process set forth in Exhibit 5. With respect to the Supplier Account Manager, Local Account Manager, and Supplier Mobilization Manager, after such review Supplier shall remove such personnel if requested by Hawaiian Telcom.

(d)        Supplier shall make the Key Supplier Personnel available for meetings with Hawaiian Telcom personnel in accordance with Exhibit 5 and otherwise upon Hawaiian Telcom’s request.

9.5        Subcontractors.

(a)        Supplier shall not subcontract or delegate any of its material obligations under this Agreement without the prior written approval of Hawaiian Telcom. If Supplier intends to subcontract any material obligation under this Agreement, Supplier shall notify Hawaiian Telcom of the proposed subcontract and shall obtain Hawaiian Telcom’s approval of such subcontract.

(b)        Supplier shall include in all of its subcontracts where applicable provisions equivalent to those in this Agreement with respect to use of facilities, confidentiality, audit rights, and warranties.

(c)        Supplier shall cause Supplier Agents to adhere to any applicable standards, policies and procedures of Supplier and Hawaiian Telcom. The Supplier shall not disclose Confidential Information of Hawaiian Telcom to any Supplier Agent until such agent

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has executed a nondisclosure agreement with protections at least as protective of Confidential Information as those protections set forth in this Agreement.

(d)        No subcontracting shall release Supplier from its responsibilities and obligations under this Agreement. Supplier shall be responsible for the work and activities of each of the Supplier Agents, including compliance with the terms of this Agreement. Supplier shall be responsible for all payments to its Supplier Agents.

10.	PAYMENTS

10.1        Volume Incentive Discount.    The Parties agree that a pricing mechanism pursuant to which Supplier would discount the Charges based Hawaiian Telcom’s purchase of certain volumes of Products would create an incentive for Hawaiian Telcom to purchase more products from Supplier and for Supplier to provide its best service and pricing to Hawaiian Telcom. Accordingly, the Parties agree to use reasonable efforts to agree upon and implement, via an amendment to the Agreement, such volume discounts promptly after the Effective Date.

10.2        Charges.    Hawaiian Telcom shall pay the Charges as specified in Exhibit 4 and this Article 10. Supplier shall not charge Hawaiian Telcom for any service or adjust its pricing in any manner except as expressly permitted under Exhibit 4. Hawaiian Telcom may withhold invoiced amounts that Hawaiian Telcom disputes in good faith. Hawaiian Telcom shall notify Supplier of all such disputes in writing by the date payment under such invoice would otherwise be due.

10.3        Monthly Invoices.

(a)        Supplier shall render, in a form and format approved by Hawaiian Telcom, a single consolidated invoice for the Transportation Charges and the charge for Direct Product order management incurred by Hawaiian Telcom in each calendar month.

(b)        Supplier shall provide a monthly report showing such details as reasonably specified by Hawaiian Telcom, including: (i) identification of all Charges for the month to which the report corresponds, which Charges shall be broken down by Service Charge, Transportation Charge, and Product cost; (ii) identification of all Products ordered during that month, including purchase order number, item quantity, item description, unit of measure, purchase order line item and total line item dollar amount; (iii) identification of the amounts and types of any taxes the Supplier is collecting from Hawaiian Telcom; (iv) the calculations used to establish the Charges; (v) any information necessary to satisfy Hawaiian Telcom’s internal accounting, tax, audit and charge back requirements; and (vi) any other information requested by Hawaiian Telcom.

10.4        Product Invoices.    Supplier shall invoice Hawaiian Telcom for the cost of Products ordered by Hawaiian Telcom, and the associated Service Charge, upon shipment of such Products. Such invoices shall not include any Transportation Charges or other charges.

10.5        Pass-Through Expenses.    Supplier shall include in each monthly invoice all Pass-Through Expenses for which Supplier has received the applicable third party invoice, and shall identify any Pass-Through Expense invoices that a third party vendor does not provide to the Supplier in a timely manner. The Supplier shall report each month to Hawaiian Telcom on the

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status of late third party vendor invoices for Pass-Through Expenses and the Supplier’s efforts to obtain them.

10.6        Time of Payment.    Hawaiian Telcom shall pay undisputed Supplier invoices within 30 days after Hawaiian Telcom’s receipt thereof. Supplier shall not invoice Hawaiian Telcom, and Hawaiian Telcom shall not be obligated to pay, any Charges or Pass-Through Expenses that are not invoiced within 3 months after the end of the month in which such charges or expenses were incurred.

10.7        Taxes.    Hawaiian Telcom shall be responsible for sales, use and services taxes imposed on the sale of the Products or provision of the Services. For clarity, Hawaiian Telcom is not responsible for taxes on Supplier’s income or on the cost of Supplier’s acquisition or use of goods and services used to provide the Services. Hawaiian Telcom and Supplier shall cooperate to determine a Party’s tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other Party any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.

10.8        No Adjustments or Other Charges.    Supplier’s performance of any and all of the Services is included within the Charges. Hawaiian Telcom shall not be obligated to pay, or reimburse Supplier for, any costs, fees, expenses or charges other than those costs, fees, expenses and charges expressly designated in this Agreement as Hawaiian Telcom’s responsibility. Supplier shall make no adjustments to any Charges except as expressly permitted under Exhibit 4.

10.9        Due Diligence.    Hawaiian Telcom has delivered or made available to Supplier all information and documents Supplier has deemed necessary for Supplier to commit to its obligations under this Agreement in accordance with its terms. Supplier shall not be relieved of any of its obligations under this Agreement, or alter, increase or add any fees or charges related to this Agreement, as a result of its failure to review the foregoing information and documents or any documents referred to therein or its failure to request any information or documents from Hawaiian Telcom.

10.10        Most Favored Customer.    Supplier agrees that Hawaiian Telcom shall be treated as a most favored customer of Supplier. Supplier shall provide to Hawaiian Telcom Supplier’s best pricing for the Products and Services that Supplier provides to its other customers (excluding Supplier Affiliates) purchasing similar products and services in similar volumes. Supplier shall notify Hawaiian Telcom in a timely manner in the event Supplier provides better pricing for products or services to another customer (excluding a Supplier Affiliate) purchasing similar products and services in similar volumes under similar terms and conditions and shall in such notice offer to Hawaiian Telcom a reduction in Charges to match the charges in any such transaction.

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11.	GOVERNANCE AND CONTROL

11.1        Governance.    Hawaiian Telcom and Supplier shall implement a governance structure as described in Exhibit 5 that includes the content and purpose of various governance committees, the roles and responsibilities of governance committee members, the type, content and frequency of governance meetings, and the Change Control Procedures. All governance meetings will be hosted at a time and location acceptable to Hawaiian Telcom. Either party may replace or reassign its governance committee members upon notice to the other.

11.2        Change Control.    Supplier’s performance of the Services shall be in accordance with Change Control Procedures set forth in Exhibit 5, which procedures shall specify at minimum the following:

(a)        No Change shall be implemented without Hawaiian Telcom’s approval, except as may be necessary on a temporary basis to maintain the continuity of the Services.

(b)        With respect to all Changes, Supplier shall: (i) other than those Changes made on a temporary basis to maintain the continuity of the Services, schedule Changes so as not to unreasonably interrupt Hawaiian Telcom’s business operations; (ii) provide Hawaiian Telcom 30 days notice of any planned Changes; and (iii) monitor and report on the status of all Changes.

(c)        With respect to any Change made on a temporary basis to maintain the continuity of the Services, Supplier shall document and provide to Hawaiian Telcom notification of the Change no later than the next business day after the Change is made.

12.	ORDERING; OWNERSHIP

12.1        Ordering.

(a)        Hawaiian Telcom may place orders for Products from Supplier from time to time as described in Exhibit 2. Supplier shall provide to Hawaiian Telcom on or before the Commencement Date current contact information for each method of ordering (e.g., phone, fax, EDI (when implemented)) described in Exhibit 2 or otherwise agreed by the Parties.

(b)        Supplier shall acknowledge receipt of each Hawaiian Telcom order as soon as reasonably practicable after Supplier’s receipt of such order, which notification shall be within 2 hours after receipt with respect to Expedited Orders. Each order acknowledgement will confirm the type and quantity of Products ordered, the applicable prices, delivery dates, and special shipping instructions (if any). For purposes of this Agreement “receipt” means the time that Hawaiian Telcom’s order arrives at Supplier’s physical address, email address, or EDI system, as applicable. Supplier shall accept all orders placed by Hawaiian Telcom that are consistent with this Agreement.

(c)        Supplier shall ship all Products FOB Destination. Title and risk of loss for each Product shall pass from Supplier to Hawaiian Telcom upon Hawaiian Telcom’s physical receipt of such Product.

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12.2        Notice of Discontinued Products.    Supplier shall notify Hawaiian Telcom promptly after it becomes aware that any Product on the Product Listing has been discontinued by the manufacturer, and shall suggest a substitute product for the discontinued Product.

12.3        Returns.    Hawaiian Telcom shall return Products to Supplier in accordance with the applicable procedures set forth in Exhibit 2. Hawaiian Telcom may cancel without payment or penalty of any kind any order that has not arrived at its designated shipping point more than 10 days after it is due in accordance with this Agreement, and Supplier shall pay return shipping for any such Products returned by Hawaiian Telcom.

12.4        Inventory.    Except as specified in Section 18, Supplier shall bear all risks and costs associated with obsolete Products, Products damaged in inventory or during shipment, excess inventory, shrinkage, and other inventory-management and distribution related issues.

12.5        Ownership and License.

(a)        The ownership and use rights applicable to any software Products and software contained within the Products shall be as specified in the license agreement associated with such Products.

(b)        Supplier grants to Hawaiian Telcom a fully-paid-up non-exclusive license during the Term and Termination Assistance Period to reproduce and use any software, APIs and other interfaces, and any other deliverables provided or made available to Hawaiian Telcom by Supplier in connection with Supplier’s integration of its systems with Hawaiian Telcom systems, including any such items related to Supplier’s responsibilities with respect to GTEAMS and PeopleSoft.

13.	CONTINUED PROVISION OF SERVICES

13.1        Disaster Recovery Plan.    Supplier shall comply with the disaster recovery plan set forth in Exhibit 6, as such plan is updated and amended by Supplier (“Disaster Recovery Plan” or “DRP”). Supplier shall update and test the operability of the DRP in accordance with industry standards. Supplier shall immediately notify Hawaiian Telcom of any disaster and implement the DRP upon the occurrence of a disaster (as “disaster” is defined in the DRP (a “Disaster”)). Without limiting Supplier’s other obligations under this Agreement, if Supplier is unable to deliver Critical Items within 48 hours after Hawaiian Telcom places an order for such items due to the occurrence of a Disaster, and Hawaiian Telcom thereafter obtains such items from an alternate supplier, Supplier shall be responsible for the difference between any reasonable fees or charges required to obtain such items from the alternate supplier and the fees or charges for such items under this Agreement. In the event of a Disaster, Supplier shall not increase the Charges or impose on Hawaiian Telcom any additional fees, costs or expenses.

13.2        Force Majeure.    If and to the extent a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, acts of God, acts of war, riots, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (but excluding labor and union-related activities, and failures of Supplier Agents) (each, a “Force Majeure Event”), and such was not caused by, and could not have been prevented by reasonable precautions undertaken by, the Party claiming a

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Force Majeure Event, then such Party shall be excused for such non-performance, hindrance or delay of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible, including through the use of alternate locations, workaround plans and other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Supplier’s obligation to implement the Disaster Recovery Plan. Supplier shall not increase the Charges or impose on Hawaiian Telcom any additional fees, costs or expenses with respect to the occurrence of a Force Majeure Event.

13.3        Allocation of Resources.    If a Force Majeure Event or a Disaster causes Supplier to allocate limited resources between or among Supplier’s customers, Supplier shall not provide other Supplier customers priority over Hawaiian Telcom.

14.	COMPLIANCE ASSISTANCE; AUDITS

14.1        Regulatory Compliance.

(a)        Hawaiian Telcom Laws.    Supplier shall provide any support required for Hawaiian Telcom to comply with Hawaiian Telcom Laws related to the Services. If any change in a Hawaiian Telcom Law requires changes to the Services, Supplier shall promptly propose to Hawaiian Telcom a plan to implement such changes and, upon Hawaiian Telcom’s approval, implement such changes; provided that if such implementation will result in a material cost to Supplier, Supplier shall propose a one-time charge or adjustments to the applicable Charges associated with such changes and shall not implement such changes until Hawaiian Telcom has approved such charges.

(b)        Supplier Laws.    With respect to changes in Laws to which Supplier is required to submit or voluntarily submits, Supplier shall implement in a timely manner, at its own cost and expense, any changes in the Services required to comply with such changes; provided, that if such changes have a material effect on the provision or receipt of the Services, Supplier shall obtain Hawaiian Telcom’s consent before implementing such changes.

14.2        Audits

(a)        Supplier shall retain complete and accurate written records of its financial and non-financial activities related to this Agreement. Supplier shall provide to Hawaiian Telcom, its auditors, inspectors, and regulators access to personnel, information and records relating to the Services for the purpose of performing audits and inspections for any reasonable business purpose, including (i) verifying the accuracy of the Charges and invoices; (ii) verifying Supplier’s Product costs, including with respect to any Supplier-proposed adjustment in Product prices; (iii) supporting audits and examinations by Governmental Authorities; and (iv) complying with Sarbanes-Oxley Act requirements and other Hawaiian Telcom Laws. Hawaiian Telcom shall provide Supplier reasonable advance notice of any audit to be conducted pursuant

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to this Section 14.2, and Supplier shall provide access to its facilities as necessary to conduct the audit during normal business hours.

(b)        Supplier and Hawaiian Telcom shall meet to review the results of any audit performed by Hawaiian Telcom or its agents in connection with this Agreement and, if appropriate, agree upon a plan to address any deficiencies identified and changes suggested by such audit report. If an audit reveals an overcharge by Supplier, the Supplier shall promptly refund the amount of such overcharge together with reasonable interest on such amount.

(c)        Supplier will make available promptly to Hawaiian Telcom the results of any reviews or audits conducted by or on behalf of Supplier relating to the Supplier’s operating practices and procedures to the extent relevant to the Services and to the extent Supplier makes such reviews or audits available to any other Supplier customer (excluding Supplier Affiliates).

14.3        Records Retention.    Supplier shall retain and provide Hawaiian Telcom access to records and supporting documentation (i) sufficient to satisfy the requirements set forth in this Article 14; (ii) as necessary to establish the basis for, and verify the accuracy of, the Charges paid or payable by Hawaiian Telcom under this Agreement, including adjustments thereto; (iii) as required by Law; (iv) as necessary to enable Hawaiian Telcom to comply with Laws that require access to Supplier’s records and documentation, including the Sarbanes-Oxley Act; and (v) otherwise in accordance with Hawaiian Telcom’s retention policies and procedures. Supplier shall maintain all such records for at least 7 years after the termination or expiration of this Agreement, or longer if required by Law.

15.	CONFIDENTIALITY

15.1        General Obligations.    Except as expressly provided herein, neither Party shall disclose to third parties, or use other than to exercise its rights or perform its obligations hereunder, Confidential Information of the other Party without the other Party’s prior written consent. Each Party shall protect the other Party’s Confidential Information to the same extent and in at least the same manner as such Party protects its own confidential information of a similar nature (and in no event with less than reasonable care). Neither Party shall use the Confidential Information of the other Party except as necessary to provide, receive or use the Services. Each Party may disclose relevant aspects of the other Party’s Confidential Information to its officers, directors, agents, professional advisors, contractors (including the Benchmarker), subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided, in each case, the recipient of Confidential Information is under a duty of confidentiality with respect to the Confidential Information substantially similar to the duty of confidentiality set forth in this Agreement. The obligations in this Section shall not restrict any disclosure as required by any Law (provided that the recipient shall give prompt notice to the disclosing Party of such requirement).

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15.2        Unauthorized Acts.    Without limiting either Party’s rights with respect to a breach of this Article 15, each Party shall:

(a)        promptly notify the other Party of any unauthorized use or disclosure of the other Party’s Confidential Information of which such Party becomes aware;

(b)        promptly furnish to the other Party details of such unauthorized use or disclosure; and

(c)        use its best efforts to prevent a recurrence of any such unauthorized use or disclosure of Confidential Information.

15.3        Injunctive Relief.    The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Article 15. In the event of such breach, the injured Party may be entitled to seek injunctive relief and any and all other remedies available at law or in equity.

15.4        Return.    Upon a Party’s request, and upon the termination or expiration of this Agreement, each party shall return or destroy any confidential information (or the portion requested) of the other party still in its possession.

16.	REPRESENTATIONS AND WARRANTIES

16.1        By Hawaiian Telcom.    Hawaiian Telcom represents and warrants that:

(a)        Hawaiian Telcom is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b)        Hawaiian Telcom has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

16.2        By Supplier.    Supplier represents and warrants that:

(a)        Supplier is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio;

(b)        Supplier has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)        the execution, delivery and performance of this Agreement by Supplier (i) has been duly authorized by Supplier and (ii) shall not conflict with, result in a breach of, or constitute a default under any other agreement to which Supplier is a party or by which Supplier is bound;

(d)        Supplier is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required to perform the Services, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

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(e)        Supplier is in compliance with all Laws applicable to Supplier’s obligations under this Agreement and has obtained all applicable Governmental Approvals and any licenses, approvals, permits, certificates, inspections, consents and authorizations required of Supplier by third parties in connection with its obligations under this Agreement;

(f)        there is no outstanding litigation, arbitrated matter or other dispute to which Supplier is a party which, if decided unfavorably to Supplier, would reasonably be expected to have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

(g)        Supplier has not violated any Hawaiian Telcom policies of which the Supplier has been given notice regarding the offering of unlawful inducements in connection with the Agreement.

16.3        Disclaimer.    EXCEPT AS SPECIFIED IN SECTION 16.1 AND SECTION 16.2, NEITHER HAWAIIAN TELCOM NOR SUPPLIER MAKES ANY WARRANTIES UNDER THIS AGREEMENT AND EACH EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

17.	SUPPLIER COVENANTS.

17.1        Supplier shall provide the Services with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services, and Supplier shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services; for clarity, nothing in this section diminishes Supplier’s obligations with respect to Service Levels;

17.2        Supplier will use its all reasonable efforts to use efficiently the resources or services necessary to provide the Services, and to perform the Services in the most cost efficient manner consistent with the required level of quality and performance;

17.3        Supplier shall comply with all Laws in its performance of the Services as well as obtain and keep current all Governmental Approvals and any necessary licenses, approvals, permits, certificates, inspections, consents and authorizations required by or from third parties to perform the Services.

17.4        Supplier shall not violate any Hawaiian Telcom policies of which the Supplier has been given notice regarding the offering of unlawful inducements in connection with the Agreement;

17.5        neither Supplier nor any Supplier Agents shall make any unauthorized representations on Hawaiian Telcom’s behalf or about Hawaiian Telcom, nor commit or bind Hawaiian Telcom other than as specifically authorized in writing;

17.6        none of the Services, Supplier deliverables or other materials provided to Hawaiian Telcom by Supplier (excluding Products) will infringe, violate, or misappropriate the proprietary rights of any third party, and Supplier shall promptly notify Hawaiian Telcom if

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Supplier becomes aware of any claim, pending or threatened, or any fact upon which a claim could be made, that the Services, Supplier deliverables or other materials provided to Hawaiian Telcom by Supplier may infringe upon the proprietary rights of any third party;

17.7        Supplier shall use all reasonable efforts to ensure that no viruses or similar items are introduced into any Hawaiian Telcom systems via any Supplier interaction with such systems or any Supplier deliverables, and Supplier in the event a virus or similar item is found to have been introduced into the Hawaiian Telcom systems, Supplier shall use all reasonable efforts to mitigate the effects of the virus or similar item;

17.8        any deliverables provided to Hawaiian Telcom by Supplier (excluding Products) shall be free from defects in materials, design, and workmanship, and in conformance with any applicable documentation, manuals, specifications or requirements and shall be free and clear of any liens, claims, charges, debts or other encumbrances, and Supplier shall promptly take any actions necessary to cause any deliverables comply with the foregoing in the event such deliverables do not so comply when delivered to Hawaiian Telcom;

17.9        the Products will be free of all liens or other encumbrances and Supplier shall transfer title to such products to Hawaiian Telcom free of any liens or other encumbrances; should any lien or encumbrance be asserted with respect to any Product delivered to Hawaiian Telcom hereunder for any reason, Hawaiian Telcom may (i) require the Supplier to obtain a properly executed release of such lien or encumbrance satisfactory to Hawaiian Telcom, and, if Supplier fails to obtain such release in a timely manner, (ii) pay the amount necessary to satisfy such lien or encumbrance and deduct such amounts from payments due to the Supplier;

17.10      Supplier shall ensure that Hawaiian Telcom shall be able to obtain the full benefit of the Product manufacturer’s warranty applicable to each Product. If Products are defective, on request of Hawaiian Telcom, Supplier shall handle the return of Products to the manufacturer and will replace the defective product in accordance with the return process specified in Exhibit 2; and

17.11      Supplier shall pack, label, mark and ship all Products to the destination specified in the applicable Hawaiian Telcom order and shall use industry-standard methods to pack and ship all Products in a manner such that they will not be damaged during shipment, unless more specific packing methods are specified by Hawaiian Telcom in its order; Supplier will be responsible for any loss or damage to Products caused by Supplier’s failure to pack, mark, ship or handle Products in accordance with the applicable order or otherwise in an industry-standard manner.

18.	TERMINATION.

18.1        Termination for Convenience.    Hawaiian Telcom may terminate this Agreement, in whole or in part, for convenience effective as of any time after the Effective Date by giving Supplier notice of the termination at least 90 days prior to the termination date specified in the notice.

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18.2        Termination for Cause

(a)        If Supplier fails to perform any of its obligations under this Agreement in any material respect or repeatedly fails to perform any of its obligations under this Agreement and the cumulative effect thereof could reasonably be considered material, and does not cure such breach within 30 days after receipt of a notice of breach from Hawaiian Telcom, then Hawaiian Telcom may, without limiting Hawaiian Telcom’s other rights or remedies under this Agreement, by giving notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in the notice and without payment of any amounts that would otherwise be due upon termination in accordance with Section 18.4(b).

(b)    If Hawaiian Telcom fails to make undisputed payments due to Supplier and does not cure such default within 30 days after receipt of a notice of default from Supplier, then Supplier may, by giving notice to Hawaiian Telcom, terminate this Agreement in whole, as of the termination date specified in the notice of default. The foregoing is the only circumstance in which Supplier may terminate this Agreement.

(c)        Hawaiian Telcom may terminate this Agreement as of the date specified in its notice of termination, in whole or in part, if at any time during the term of the Agreement: (i) the sum of the accrued Service Level Credits are equal to or greater than 40% of the aggregate At Risk Amount for the 12 months preceding such time, or (ii) there are more than 4 defaults of a Critical Service Level within a 12-month rolling window, without payment of any amounts that would otherwise be due upon termination in accordance with Section 18.4(b).

18.3        Extension of Termination Effective Date.    Hawaiian Telcom may extend the effective date of any termination pursuant to this Article 18 one or more times by notifying Supplier in writing of such extension, provided that the total of all such extensions shall not exceed 180 days following the original effective date of termination.

18.4        Removal; Unique Products.

(a)        Removal.    If Hawaiian Telcom intends to remove any Product from the Product Listing during the Term, Hawaiian Telcom shall use reasonable efforts to provide Supplier with 60 days notice prior to such removal and shall thereafter use reasonable efforts to enable Supplier to deplete the inventory of the Product removed from the Product Listing.

(b)        Unique Products.    Upon any notice of termination or non-renewal of this Agreement, except termination by Hawaiian Telcom pursuant to Section 18.2, the Parties shall use reasonable efforts to deplete Supplier’s then-existing inventory of Unique Products, including efforts to transfer such inventory to any supplier that succeeds Supplier in providing such Products to Hawaiian Telcom. In the event the Parties are unable to deplete Supplier’s then-existing inventory of Unique Products within a commercially reasonable period, Hawaiian Telcom shall, upon Supplier’s request, purchase the Unique Products remaining in Supplier’s inventory. The price and shipping charge for such remaining Unique Products shall be Supplier’s cost for such Products and shipping, as demonstrated by written records acceptable to Hawaiian Telcom.

(c)        Liability.    This Section 18.4 states Hawaiian Telcom’s entire obligation and liability with respect to excess Product inventory.

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19.	TERMINATION ASSISTANCE

19.1        Termination Assistance.    Upon Hawaiian Telcom’s request during the Termination Assistance Period, Supplier shall provide the Termination Assistance Services to facilitate the orderly transfer of the Services to Hawaiian Telcom or its designee (collectively, the “Successor”) regardless of the reason for the termination, expiration or cessation of Services. The quality and level of performance of the Services during the Termination Assistance Period shall be consistent with the quality and level of performance of the Services during the Term.

19.2        Payment.    The Service and Product Charges include all Termination Assistance Services provided by Supplier during the Term, and Supplier shall not charge Hawaiian Telcom any variable or other fees for such services. For Termination Assistance Services provided by Supplier after the last day of the Term, Supplier shall provide such services (i) in the case of Termination Assistance Services that are Services, at the rates in effect for such Services immediately prior to termination or expiration of the Agreement and (ii) for Termination Assistance Services for which no rates exist immediately prior to such termination or expiration at Supplier’s most favorable commercial rates for similarly situated customers (excluding Supplier Affiliates). Termination Assistance Services provided after the last day of the Term shall be subject to the provisions of the Agreement as such provisions would have been applicable to the Services prior to the effective date of termination or expiration. If Hawaiian Telcom requests Termination Assistance Services after this Agreement has been terminated pursuant to Section 18.2(b), Supplier may require Hawaiian Telcom to pay for such services in advance.

20.	INDEMNITIES.

(a)        Indemnity by Hawaiian Telcom.    Hawaiian Telcom shall indemnify Supplier from, and defend and hold Supplier, its officers, directors, employees, and assigns harmless from and against any Losses incurred by Supplier, or to which the foregoing parties become subject, arising out of or relating to: (i) any inaccuracy or untruthfulness, or breach of any warranty set forth in Section 16.1; (ii) any third party claim of infringement of any patent, trade secret, copyright or other proprietary right, alleged to have occurred because of systems or other resources provided by Hawaiian Telcom to Supplier; (iii) any amounts, including taxes, interest and penalties, assessed against Supplier that are the obligation of Hawaiian Telcom pursuant to this Agreement; and (iv) personal injury (including death) or property loss or damage resulting from Hawaiian Telcom’s acts or omissions. Hawaiian Telcom shall indemnify Supplier from any costs and expenses incurred in connection with the enforcement of this Section 20(a).

(b)        Indemnity by Supplier.    Supplier shall indemnify Hawaiian Telcom from, and defend and hold Hawaiian Telcom, its officers, directors, employees, and assigns harmless from and against any Losses incurred by Hawaiian Telcom, or to which the foregoing parties become subject, arising out of or relating to: (i) any inaccuracy or untruthfulness, or breach of any warranty set forth in Section 16.2; (ii) any breach of Section 17.3, 17.4, or 17.5; (iii) Supplier’s violation of Hawaiian Telcom’s agreements relating to the purchase of Direct Products; (iv) any claims arising out of or related to occurrences Supplier is required to insure against under this Agreement; (v) any third party claim of infringement of any patent, trade secret, copyright or other proprietary right, alleged to have occurred because of systems or other

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resources provided by Supplier to Hawaiian Telcom (excluding Products), or based upon performance of the Services by the Supplier; (vi) claims between the Supplier and any of its employees, partners, agents or subcontractors; (vii) personal injury (including death) or property loss or damage resulting from Supplier’s or Supplier Agents’ acts or omissions; and (viii) any amounts, including taxes, interest and penalties, assessed against Hawaiian Telcom that are the obligation of Supplier under this Agreement. Supplier shall indemnify Hawaiian Telcom from any costs and expenses incurred in connection with the enforcement of this Section 20(b).

20.2        Indemnification Procedures.    If any third party claim is commenced against a person or entity entitled to indemnification under this Article 20 (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party may elect, in a notice promptly delivered to the Indemnified Party, but in no event less than 15 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by the Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

21.        DAMAGES.    Neither Hawaiian Telcom nor Supplier shall be liable for indirect, incidental, special, or consequential damages arising out of or relating to its performance under this Agreement, even if advised of the possibility of such damages. The foregoing limitation of liability shall not apply to: (i) any inaccuracy, untruthfulness, or breach of any warranty set forth in Article 16; (ii) Supplier’s breach of Section 17.3, 17.4, or 17.5; (iii) breaches of Article 15; (iv) damages to a Party caused by the other Party’s failure to comply with a Law; or (v) liability resulting from the fraud, gross negligence, recklessness, or intentional or willful misconduct of a Party. For clarity, costs to procure replacements for lost, stolen, damaged or delayed goods and services from an alternate source, together with related expenses, as a result of Supplier’s failure to perform its obligations hereunder are direct damages.

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22.	INSURANCE.

22.1        Documentation.    Supplier shall provide to Hawaiian Telcom upon request during the Term evidence of all insurance required under this Article 22. Supplier shall provide evidence of any “claims made” policies to Hawaiian Telcom upon request at any time up to 3 years after the Term. The insurance companies providing such insurance must have an A.M. Best rating of A minus-/VII or better and be licensed or authorized to conduct business in all states in which Hawaiian Telcom does business. The provisions of this Article 22 shall in no way limit the liability of Supplier. Failure of Hawaiian Telcom to request certificates of insurance or insurance policies shall not constitute a waiver of Supplier’s obligations and requirements to maintain the minimal coverages specified. Supplier shall maintain, in its files, evidence of all subcontractors’ insurance coverage.

22.2        Types and Amounts.    During the Term Supplier shall at its cost and expense obtain and maintain the following insurance coverage:

(a)        Worker’s Compensation: to statutory liability limits.

(b)        Employer’s Liability: $1 million

(c)        Commercial General Liability: $2 million per occurrence, $5 million aggregate

(d)        All Risk Property Liability: greater than $10 million

(e)        Business Automobile Liability: $2 million per accident

(f)        Umbrella or Excess Liability: greater than $10 million

(g)        Employee Dishonesty and Computer Fraud: greater than $10 million

(h)        Warehouseman’s Legal Liability: greater than $10 million

22.3        Claims Made Policies.    If Supplier purchases “claims made” insurance, all acts and omissions of Supplier and its representatives and agents, shall be, during the Term and the Termination Assistance Period, “continually covered” notwithstanding the termination of this Agreement or the provisions of this Agreement allowing Supplier to purchase “claims made” insurance coverage. In order for the acts and omissions of Supplier and its representatives and agents to be “continually covered” there must be insurance coverage for the entire period commencing on the Effective Date of this Agreement and ending on the date that is at a minimum three years after the Term, and such insurance must satisfy the liability coverage requirements provided for in this Agreement.

22.4        Policy Requirements.    Hawaiian Telcom shall be listed on all such insurance policies (except workers’ compensation insurance, for which Supplier shall obtain a waiver of subrogation for Hawaiian Telcom from Supplier’s insurer, Employer’s Liability, All Risk Property Liability, Employee Dishonesty and Computer Fraud, and Warehouseman’s Legal

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Liability) obtained by Supplier as “Additional Insureds” up to the amount required of Supplier under this Agreement. If a “claims made” policy is purchased, then Supplier shall also purchase adequate “tail coverage” for claims made against Hawaiian Telcom after such policy has lapsed or been canceled or this Agreement is no longer in effect. Hawaiian Telcom shall not materially reduce the amounts or types of coverages specified in this Article 22 without Hawaiian Telcom’s prior approval

23.	MISCELLANEOUS PROVISIONS.

23.1        Assignment.    Neither Party shall, without the consent of the other Party, assign this Agreement or any amounts payable pursuant to this Agreement, except that either Party may assign this Agreement, in whole or in part, without the other Party’s consent to (i) a subsidiary or Affiliate of such party, (ii) with respect to Hawaiian Telcom, an entity that acquires a business unit that receives Services, or (iii) an entity that acquires a substantial portion of such Party’s assets; except, with respect to subsection (ii) and (iii) above, in the event that the non-assigning party demonstrates reasonable grounds to object to such assignment based on the creditworthiness of such entity or such entity’s ability to perform its obligations hereunder. With respect to an assignment pursuant to subsection (i) above, if Hawaiian Telcom demonstrates reasonable grounds to object to such assignment based on the assignee’s ability to perform its obligations hereunder, Supplier shall, upon Hawaiian Telcom’s request, provide a written guarantee of assignee’s performance of Supplier’s obligations hereunder prior to such assignment. Notwithstanding the foregoing, Supplier shall not assign this Agreement to Time Warner, Inc. without Hawaiian Telcom’s consent. Upon Hawaiian Telcom’s assignment of this Agreement, Hawaiian Telcom shall be released from any obligation or liability under this Agreement. The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be null and void.

23.2        Notices.    Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement must be in writing in order to be effective. Wherever under this Agreement one Party is required to give notice to the other, such notice shall be deemed effective: (i) 3 calendar days after deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested; (ii) two business days after deposit with a national overnight courier for overnight delivery; (c) if given by facsimile, that day such facsimile is sent, provided confirmation of such notice is also sent by national overnight courier or delivered in person; or (d) upon delivery if delivered in person or by messenger, in each case, addressed to the following addresses (or such other address as either party may be notified of as described above):

To Hawaiian Telcom:	Hawaiian Telcom MergerSub, Inc. Attn: Michael Ruley 1177 Bishop Street Honolulu, HI 96813

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With a copy to:

Latham & Watkins LLP

Attn: Ronald Hopkinson

885 Third Avenue, Suite 1000

New York, NY 10022-4834

and

Latham & Watkins

Attn: Kevin Boyle

Two Freedom Square

11955 Freedom Drive, Suite 500

Reston, VA 20190-5651

To Supplier:

Sprint North Supply Company

600 New Century Parkway

New Century, Kansas 66031-8000

Attention: Contract Management

MS: KSNCAA0274

Fax: 913-794-7645

In case of a dispute, notice shall also be sent to:

6391 Sprint Parkway

Attn: Law Dept—Sprint North Supply

Overland Park, Kansas 66251-2525

Mailstop: KSOPHT0101-Z2525

Either Party may change its address or telecopy number for notification purposes by giving the other Party 10 days notice of the new address or telecopy number and the date upon which it shall become effective.

23.3        Relationship.    The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Hawaiian Telcom or Supplier partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by Supplier to perform work on Hawaiian Telcom’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of Hawaiian Telcom. Neither Party shall have any right, power or authority, express or implied, to bind the other.

23.4        Continuity of Services.    In the event of a good faith dispute between Hawaiian Telcom and Supplier, Supplier shall continue to perform its obligations under this Agreement during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

23.5        Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

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23.6        Waivers.    No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

23.7        Timing and Cumulative Remedies.    Supplier acknowledges and agrees that time is of the essence with respect to its performance of its obligations under this Agreement. No right or remedy herein conferred upon or reserved to either Party is exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement or under applicable Law.

23.8        Survival.    The terms of Sections 14.2(a), 14.3, 15, 19, 20, 21 and 23 shall survive the expiration or termination of this Agreement.

23.9        Third Party Beneficiaries.    Except with respect to the Hawaiian Telcom Affiliates, each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

23.10      Governing Law and Venue.    The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the United States and the State of New York, without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction. Supplier agrees that it shall only bring any action or proceeding arising from or relating to this Agreement in a federal court in the Southern District of New York or in state court in New York County, New York, and Supplier irrevocably submits to the personal jurisdiction and venue of any such court in any such action or proceeding or in any action or proceeding brought in such courts by Hawaiian Telcom. Supplier further irrevocably consents to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to Supplier at its address designated pursuant to this Agreement, with such service of process to become effective 10 days after such mailing.

23.11      Covenant of Further Assurances.    Hawaiian Telcom and Supplier covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Hawaiian Telcom and Supplier shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

23.12      Publicity.    Each Party shall (i) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party’s trade name or trademark is mentioned or which contains language from which the connection of said name or mark may be inferred or implied, and (ii) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party’s consent.

23.13      Consents, Approvals and Requests.    Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not

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be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

23.14      Good Faith and Fair Dealing.    Hawaiian Telcom and Supplier each acknowledge and agree that all aspects of the relationship and dealings between Hawaiian Telcom and Supplier contemplated by this Agreement shall be governed by the fundamental principle of good faith and fair dealing except as otherwise expressly provided herein.

23.15      Entire Agreement.    This Agreement, including the Exhibits hereto, represent the entire agreement between the Parties with respect to its subject matter, and there are no other oral or written representations, understandings or agreements between the Parties relative to such subject matter. No amendment to, or change, waiver or discharge of any provision of this Agreement shall be valid unless in writing and signed by both Parties.

23.16      Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

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IN WITNESS WHEREOF, each of Hawaiian Telcom and Supplier has caused this Agreement to be signed and delivered by its duly authorized representative.

HAWAIIAN TELCOM, INC.		SPRINT NORTH SUPPLY COMPANY

By:	/S/ MICHAEL S. RULEY	By:

Name:	Michael S. Ruley	Name:

Title:	Chief Executive Officer	Title: